Exhibit 99.1

November 15, 2011

KKR Financial Holdings LLC

555 California Street, 50th Floor

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel to KKR Financial Holdings LLC, a Delaware limited liability company (the “Company”), in connection with the Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form S-3  (together with the Amendment, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $258.75 million aggregate principal amount of 8.375% Senior Notes due 2041 (the “Notes”).  The Notes will be issued under an indenture dated as of November 15, 2011 (the “Base Indenture”) between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of November 15, 2011 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Trustee and Citibank, N.A., as authenticating agent, paying agent and securities registrar (the “Authenticating Agent”).

We have examined the Registration Statement and the Indenture.  We also have examined the originals, or duplicates or certified or conformed copies, of such other records,

agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee and Authenticating Agent.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 111 of the Base Indenture relating to the separability of provisions of the Base Indenture or Section 11.06 of the Supplemental Indenture relating to the severability of provisions of the Supplemental Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and, to the extent set forth herein, the

Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP